Exhibit 10.1

Execution version

ROYALTY AGREEMENT

This Royalty Agreement (the “Royalty Agreement”), dated as of April 29, 2015 (“Agreement Date”), is by and between Cleveland BioLabs, Inc., a Delaware corporation (“CBLI”), and Incuron LLC, a limited liability company organized under the laws of the Russian Federation (“Incuron”; together with CBLI, the “Parties”, and each a “Party”).

WHEREAS, CBLI has the full and exclusive right to certain inventions described in Patent Rights;

WHEREAS, in consideration of the assignment of the Patent Rights Incuron is willing to pay royalties on Net Sales of the Royalty-bearing Products, sublicense fees and Change of Control transactions as set forth herein; and

NOW, THEREFORE, for and in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto expressly agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms shall have the meanings ascribed thereto:

1.1.	“Affiliates” means any Person that, directly or indirectly, owns, or controls through one or more intermediaries (through ownership of at least fifty percent (50%) of the entity’s common stock or other ownership interest or through its right to control the management thereof) another Person. For the avoidance of doubt, the term Affiliates shall include, but not be limited to those Persons listed on Exhibit A.

1.2.	“Business Day” means a day other than a Saturday, Sunday, or a federal holiday in either the United States or the Russian Federation.

1.3.	“Change of Control” means the sale of all or substantially all of the assets of Incuron (including Curaxin Technology); any merger, consolidation or acquisition of Incuron with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent of the equity interests of Incuron in one or more related transactions, or any of the foregoing relating to the transfer or sale of the business relating to Curaxin-derived Products. Notwithstanding the foregoing, any direct investment in Incuron in the form of debt or equity financing, where such investment is not in consideration for transfer by Incuron of any rights to Curaxin Technology or Curaxin-derived Products, shall not be deemed to be a Change of Control.

1.4.	“Curaxin-derived Product(s)” means any product, process or service that incorporates, utilizes or is made with the use of the Curaxin Technology and/or the Patent Rights.

1.5.	“Curaxin Technology” means any technology related to or utilizing CBL0137, a novel DNA intercalator that inhibit NF-kB and activates p53 through suppression of Facilitates Chromatin Transcription (FACT).

1.6.	“Improvement Products” means any new or modified product, process or service that (i) performs the same or similar function as the Curaxin-derived Product(s), or (ii) could not have been discovered, made or used without the use of the Curaxin Technology and/or the Patent Rights.

1.7.	“Net Sales” means the gross amount received by Incuron, or its Affiliates as consideration for the sale, lease, sublease, license, sublicense or other transfer for value to a Third Party of Royalty-bearing Products, less:

(a)	any royalty, license, milestones and other payments for intellectual property rights acquired and/or licensed by Incuron or Sublicensee in relation to development, manufacturing and/or distribution of Royalty-bearing Product(s);

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(b)	customary trade quantity or cash discounts, credits, and allowances to the extent actually allowed and taken, (collectively, “Credits”), provided, however that Credits shall not include any discounts, credits or allowances given with respect to the sale of a Royalty-bearing Product below cost for the purpose of inducing the purchase of another product;

(c)	credits or refunds separately and actually credited or paid by reason of rejection or return of a Royalty-bearing Product in an amount not to exceed the originally invoiced amount;

(d)	to the extent separately stated on purchase orders, invoices or other documents of sale, excise, sales or use taxes that are actually paid, absorbed or allowed by or on behalf of Incuron, an Affiliate, or Sublicensee for the sale a Royalty-bearing Product;

(e)	discounts or rebates mandated by, or granted to meet the requirements of, applicable law, including government-mandated rebate or discount programs; and

(f)	any taxes, duties, fees, excises, tariffs

all in accordance with standard allocation procedures, allowance methodologies and accounting methods consistently applied.

The term “Net Sales” in the case of non-cash sales, shall mean the fair market value of all equivalent or other consideration received by Incuron for the sale, lease, sublease, license, sublicense or other transfer for value of the Royalty-bearing Products.

1.8.	“Patent Rights” means International (PCT) patent application Serial No. PCT/US15/24514 entitled COMBINATION THERAPIES WITH CURAXINS filed at the U.S. Patent and Trademark Office, as Receiving Office, the inventions described and claimed therein, and all other pending patent applications or parts thereof and any patent which issues from any such pending applications and any and all divisions, reissues, re-examinations, renewals, continuations, continuations-in-part to the extent the claims are directed to subject matter described in the aforementioned patent application, and all other patent applications that are filed in the future that incorporate or rely upon the Curaxin Technology, including, all other pending patent applications or parts thereof and any patent which issues from any such future applications and any and all divisions, reissues, re-examinations, renewals, continuations, continuations-in-part to the extent the claims are directed to subject matter described in such future patent application and are dominated by the claims of the existing Patent Rights, and extensions thereof, and all other counterpart, pending or issued patents in all other countries.

1.9.	“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

1.10.	“Royalties” shall have the meaning set forth in Section 3.1.

1.11.	“Royalty-bearing Product(s)” means the Curaxin-derived Products and the Improvement Products.

1.12.	“Royalty Term” shall have the meaning set forth in Section 6.1.

1.13.	“Sublicensee” means a licensee or sublicensee of any of the Curaxin Technology and/or Patent Rights, excluding licensees or sublicensees that are the Affiliates of Incuron.

1.14.	“Third Party” means any entity other than CBLI, Incuron, and their respective Affiliates.

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2.	ASSIGNMENT

2.1.	CBLI does hereby sell, assign and transfer to Incuron, its successors, assigns, and legal representatives, the full and exclusive right to the Patent Rights;

2.2.	CBLI does hereby agree that Incuron may apply for and receive Letters Patent for inventions covered by Patent Rights, hereinafter referred to as said inventions, in its own name, in the United States, its territorial possessions, and all foreign countries; and that, when requested to carry out in good faith the intent and purpose of this assignment, at the expense of Incuron, its successors, assigns and legal representatives, the undersigned will execute all continuations-in-part, continuations, divisions, substitutes, reissues, extensions thereof, execute all rightful oaths, declarations, assignments, powers of attorney and other papers, testify in any legal or quasi legal proceedings; communicate to Incuron, its successors, assigns or legal representatives all facts known to the undersigned relating to said invention and the history thereof; and generally do everything possible which Incuron, its successors, assigns, or legal representatives shall consider desirable for aiding in securing, maintaining and enforcing proper patent protection for said invention and for vesting title to said invention and all patents and applications for patents on said invention in Incuron, successors, assigns, or legal representatives; and

2.3.	CBLI does hereby covenant with Incuron, its successors, assigns, or legal representatives that no assignment, grant, mortgage, license or other agreement affecting the rights and property herein conveyed has been made to others by the undersigned, and that full right to convey the same has herein expressed is possessed by the undersigned.

2.4.	The parties shall execute the assignment agreement attached hereto as Exhibit B for filing with the U.S. Patent and Trademark Office as the receiving office concurrently with this Agreement.

3.	CONSIDERATION

3.1.	In consideration for and subject to the assignment of the Patent Rights, during Royalty Term Incuron shall pay to CBLI a running royalty of 2% (collectively, the “Royalties”) on:

i.	Net Sales received by Incuron or its Affiliates;

ii.	any and all consideration received from a Sublicensees to Incuron for the right to sublicense Royalty-bearing Products, including milestones, royalties paid on account of sales, equity or any other consideration received by Incuron for a license or sublicense of the Patent Rights and/or Curaxin Technology); and

iii.	all consideration received in connection with the first occurrence of a Change of Control of Incuron (irrespective of when such amounts are paid), provided, however, that if such Change of Control event occurs in a transaction that is not with a Third Party or is not entered into in good faiththen the 2% royalty shall be based on the fair valuation of the assets or equity sold in such transaction. The Parties have agreed that CBLI may only contest the good faith criteria of the Change of Control consideration within six (6) months following the date on which Incuron provides CBLI notice of a definitive agreement.

For the purposes of clarification, nothing set forth in this Section 3.1, shall require the payment of Royalties on any amounts received by Incuron in connection with any direct investment in Incuron in the form of debt or equity financing, where such investment is not in consideration for transfer by Incuron of any rights to Curaxin Technology or Curaxin-derived Products.

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4.	ROYALTY REPORTING

4.1.	Incuron shall notify CBLI of the date on which Incuron, or any Sublicensee makes the first sale of a Royalty-bearing Product in each country in which it occurs within thirty (30) days of first becoming aware of such sale.

4.2.	Incuron shall notify CBLI on the date on which Incuron or its Affiliates enter into a definitive agreement (a) for the license or sublicense of any of the Patent Rights, Curaxin Technology or Royalty-bearing Products, or (b) which will lead to a Change of Control of Incuron and provide to CBLI on such date with a copy of such license, sublicense or Change of Control agreement or an abstract therefrom relating to the consideration due in case of Incuron is restricted by confidentiality from sending the full document and CBLI agrees to be bound by whatever confidentiality constraints are required of Incuron with regard to the documents.

4.3.	Following the date of first sale of a Royalty-bearing Product and during the Royalty Term, Incuron shall submit to CBLI within forty-five (45) days after each of March 31, June 30, September 30 and December 31, a royalty report setting forth for such calendar quarter at least the following information:

(a)	the number of Royalty-bearing Products sold by Incuron, its Affiliates or Sublicensees in each country;

(b)	total revenues for such Royalty-bearing Products received by Incuron or its Affiliates and total revenues for such Royalty-bearing Products reported to be received by a Sublicensee, if applicable, as well as information regarding Incuron’s, or its Affiliates, date of the receipt and currency of payment with regard to any and all receipts used in calculating Net Sales;

(c)	the amount of Net Sales of Royalty-bearing Products;

(d)	itemized deductions taken to gross sales to determine the amount of Net Sales pursuant to Section 1.7; and

(e)	the amount of royalties due, or, if no royalties are due to CBLI for any reporting period, the statement that no royalties are due.

4.4.	Incuron shall pay to CBLI within ten (10) Business Days after delivery of each such royalty report the amount of royalties with respect to such calendar quarter.

4.5.	All payments due hereunder are payable by wire transfer in United States dollars. For Net Sales receipts in currencies other than the United States dollar, Incuron shall use exchange rates published in The Wall Street Journal on the date of receipt of Net Sales receipts. For payments related to a Change of Control transaction in a currency other than the United States dollar, Incuron shall use the exchange rates published in The Wall Street Journal on the closing date(s) of the Change of Control transaction.

4.6.	Late payments shall, unless disputed in writing by Incuron, be subject to late payment interest at an annual rate equal to The Wall Street Journal Prime Rate (as most recently published by The Wall Street Journal prior to the date on which such payment became due) plus 2% per annum, until paid. Incuron shall calculate the correct late payment charge, and shall add it to each such late payment.

4.7.	Payments shall be made by wire transfer using the wiring instructions below, which may be amended by CBLI not later than three (3) days prior to the required payment date.

Cleveland BioLabs Inc.

73 High Street Buffalo, NY 14203

Bank: M&T Bank (Manufacturers and Trades Trust Company)

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Buffalo, NY

Bank Acct:

ABA:

SWIFT: MANTUS33

4.8.	The terms and conditions of Article 3, shall not become effective until such time as Incuron’s rights to the Patent Rights is registered with U.S. Patent and Trademark Office as the receiving office for the filing of the assignment agreement attached hereto as Exhibit B. Incuron shall be responsible and shall incur all costs and expenses of such registrations. Incuron shall file for all registration within five (5) Business Days of the signing of this Agreement and the assignment agreement attached hereto as Exhibit B.

5.	RECORDS AND INSPECTION

5.1.	As long as Incuron is under obligation to pay Royalty:

i.	Incuron shall maintain or cause to be maintained a true and correct set of records pertaining to the use of the Curaxin Technology and Patent Rights and the information by which the payments are calculated under this Agreement;

ii.	Incuron agrees to permit an accountant selected and paid by CBLI and reasonably acceptable to Incuron to have, upon not less than five (5) Business Days’ prior written notice, reasonable access during ordinary business hours to such records as are maintained by Incuron to the extent necessary to determine the correctness of any royalty report submitted and/or payment made under this Royalty Agreement for the period not exceeding twelve (12) month prior to notice. In the event that the audit reveals an underpayment of royalties by more than five percent (5%) for the period being audited, the cost of the audit shall be paid by Incuron. Such accountant shall maintain in confidence, and shall not disclose to CBLI, any information concerning Incuron or its operations or properties other than information directly relating to the correctness of such reports and payments.

6.	ROYALTY TERM

6.1.	The obligation to pay royalties on Royalty-bearing Products shall expire on the tenth (10th) anniversary of the Agreement Date unless the obligation to pay royalties is terminated earlier under this Section 6 (“Royalty Term”).

6.2.	Incuron may terminate the obligation to pay Royalties hereunder, at its convenience

i.	on or before 30 June 2016, by paying CBLI One Million Five Hundred Thousand U.S. Dollars (US$1,500,000) subject to applicable withholding by wire transfer of immediately available funds to the account listed in Section 3.7, which payment must be received by CBLI not later than 5:00PM EST on 30 June, 2016;

ii.	after 30 June 2016 and on or before 30 June, 2017, by paying to CBLI Three Million U.S. Dollars (US$3,000,000) subject to applicable withholding wire transfer of immediately available funds to the account listed in Section 3.7, which payment must be received by CBLI not later than 5:00PM EST on 30 June, 2017; or

iii.	after 30 June, 2017 and on or before December 31, 2017, by paying to CBLI Six Million U.S. Dollars (US$6,000,000) subject to applicable withholding by wire transfer of immediately available funds to the account listed in Section 3.7, which payment must be received by CBLI not later than 5:00PM EST on December 31, 2017.

iv.	In addition, in the event that Incuron or its Affiliates consummates a Change of Control transaction within the six (6) month period following the payment of any applicable buy-out option amount under this Section 6.2, then Incuron also shall pay to CBLI (immediately upon closing of such transaction) an amount, when added to any prior amount paid under this Section 6.2, would equal the aggregate amount had the buy-out option not been exercised.

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6.3.	Incuron’s obligation to pay Royalties pursuant to Section 3.1.i.-ii. shall stop accruing and the obligation to pay further royalties pursuant to Section 3.1.i.-ii. shall terminate without any further effect or consequence upon the full payment by Incuron (or its participants) required pursuant to Section 3.i.iii.

6.4.	Incuron may, at its option terminate this agreement sixty (60) days after giving written notice of termination to CBLI in case of CBLI committing any act of bankruptcy, including filing a petition under any bankruptcy or having any such petition filed against it by a party which in not Incuron or its Affiliates and which is not dismissed within sixty (60) days. Notwithstanding the foregoing, CBLI may avoid such termination if before the end of sixty (60) day period, CBLI notifies Incuron in writing that such petition has been dismissed and respective documents and documents confirming such dismissal have need delivered to Incuron’s satisfaction.

7.	WITHHOLDING. If Laws require that taxes be withheld with respect to any payments to CBLI under this Agreement, Incuron will: (i) deduct those taxes from the remittable payment, (ii) pay the taxes to the proper Governmental Authority, and (iii) send evidence of the obligation together with proof of tax payment to CBLI, as applicable, on a timely basis following that tax payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty that is in effect. Notwithstanding the foregoing, any payments hereunder that are subject to withholding tax and for which Incuron has provided evidence under (iii) above shall be deemed paid in full upon receipt of the payment and the evidence under (iii).

8.	ASSIGNABILITY

8.1.	Without the prior written approval of the other Party, which approval cannot be unreasonably withheld except for the cases of transfer or assignment to a competitor of Incuron or its Affiliates, neither this Royalty Agreement nor the rights granted hereunder shall be transferred or assigned in whole or in part by either Party to any person. Notwithstanding the foregoing, either Party may transfer this Royalty Agreement and its rights and obligations hereunder without the other Party’s consent, (i) in connection with the transfer or sale of all or substantially all of its assets or participation interests, or the business to which this Agreement relates, or (ii) to an Affiliate; provided in each case that such transferee expressly assumes all obligations under this Agreement. In addition, Incuron shall assign this Agreement (and provide written evidence of such assignment to CBLI) to any Third Party successor in interest of or acquiror of legal or equitable interest in the Curaxin Technology. This Royalty Agreement shall be binding upon and shall inure to the benefit of the respective successors, legal representatives and assignees of each of the Parties.

9.	COVENANTS AND WARRANTIES OF THE PARTIES

9.1.	CBLI hereby covenants that it has the full right to convey the entire right, title and interest herein assigned and that it has not executed and will not execute any agreement in conflict herewith.

9.2.	CBLI hereby represents and warrants has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by CBLI and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of CBLI and no further action is required by CBLI or its board of directors or its stockholders.

9.3.	CBLI hereby covenants and agrees that it will communicate to Incuron all facts known to it pertaining to the inventions represented by the Patent Rights, and, upon the Incuron’s request and at Incuron’s cost, will promptly take such actions as may be reasonably necessary to vest, secure, perfect, protect or enforce the ownership rights and interests of Incuron in and to the Patent Rights.

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9.4.	CBLI warrants that (i) it is the sole and exclusive owner of the Patent Rights; (ii) CBLI has the legal right to make the grant of assignment hereunder; (iii) this Agreement is a legal and valid obligation binding upon CBLI and enforceable in accordance with its terms; and (iv) the execution, delivery and performance of this Agreement by CBLI does not conflict with any agreement, instrument or understanding, oral or written, to which CBLI is a party or by which he may be bound.

9.5.	Incuron hereby represents and warrants has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by Incuron and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Incuron and no further action is required by Incruon or its board of directors or its participants.

9.6.	No Other Representation. Nothing in this Agreement will be construed as a representation or warranty by CBLI: (a) as to the patentability, validity, scope, or usefulness of the Patent Rights; or (b) that the Royalty Bearing Products or anything else made, used, sold, or otherwise disposed of under the Patent Rights or using the Curaxin Technology or this Agreement is or will be free from infringement of third-party patents or other proprietary rights, or other patents or other proprietary rights not included in the Patent Rights.

9.7.	DISCLAIMER AND LIMITATION. CBLI EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, PERTAINING TO THE MERCHANTIBILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THE PATENT RIGHTS, THE CURAXIN TECHNOLOGY, THE ROYALTY BEARING PRODUCTS, OR ANYTHING ELSE DISCLOSED, OR OTHERWISE PROVIDED TO INCURON UNDER THIS AGREEMENT.

10.	GOVERNMENTAL COMPLIANCE. Incuron shall, during the term specified in Section 6.1 above, comply, and cause its Affiliates and Sublicensees to comply with, all laws of the jurisdictions where the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of the Curaxin Technology, Patent Rights, Royalty-bearing Products and any other activity undertaken pursuant to this Royalty Agreement takes place.

11.	NOTICES. All notices, reports or other communication pursuant to this Royalty Agreement shall be sent to such Party via (i) United States Postal Service postage prepaid, (ii) overnight courier, or (iii) email or facsimile transmission, addressed to it at its address set forth below or as it shall designate by written notice given to the other Party. Notice shall be sufficiently made, or given and received (a) on the date of mailing, (b) when a facsimile printer reflects transmission or (c) on the date of acknowledgement of email receipt.

In the case of CBLI:
Title:	Chief Executive Officer
Address:	73 High Street
Buffalo, New York 14203
Telephone No.	+1-716-849-6810
Facsimile No.	+1-716-849-6820
E-Mail	notices@cbiolabs.com
In the case of Incuron:
Title:	Chief Executive Officer
Address:	6 Stolovy pereulok, Moscow, Russia 121069
Telephone No.	+7-495-974-74-01, ext.171
Facsimile No.	+7-495-974-74-02
E-Mail	leonov@bioprocess.ru

12.

GOVERNING LAW. All questions concerning the construction, validity, enforcement and interpretation of this Royalty Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of

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conflicts of law thereof. Each party agrees that all legal proceedings concerning the construction, validity, enforcement and interpretation of this Royalty Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) (“Legal Proceeding”) must be brought in the U.S. District Court for the Western District of New York (Buffalo Division) or, only to the extent that there is no federal jurisdiction, any state court of New York sitting in Buffalo. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Buffalo, New York for the adjudication of any Legal Proceeding and hereby irrevocably waives, and agrees not to assert in any such Legal Proceeding any claim that it is not personally subject to the jurisdiction of any such court or that any such court is an inconvenient venue. Each party hereby irrevocably waives personal service of process and consents to process being served in any Legal Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Royalty Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence a Legal Proceeding, then the prevailing party in such Legal Proceeding shall be reimbursed by the other party for any and all related costs, charges and expenses, including reasonable attorneys’ fees. A party that successfully moves to dismiss a Legal Proceeding is, without limitation, a prevailing party. This Section 12 shall survive the expiration or earlier termination of this Royalty Agreement.

13.	ENTIRE AGREEMENT. The terms and conditions herein constitute the entire agreement between the Parties and shall supersede all previous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof. No agreement of understanding bearing on this Royalty Agreement shall be binding upon either Party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this Royalty Agreement.

14.	COUNTERPARTS. This Royalty Agreement may be executed in to or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.	FURTHER ASSURANCES. Each of the Parties agree to duly execute and deliver, or cause to be executed and deliver, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary in order to carry out the purpose and intent of this Royalty Agreement.

16.	WITHHOLDING. Any payments set forth herein are gross payments. Any withholding or other taxes that Incuron is required by law to withhold and actually withholds and pays on behalf of CBLI with respect to any payments hereunder shall be deducted from gross payments and remitted to the taxing authority; provided, however, that for tax so deducted, Incuron shall furnish CBLI with documentation of the taxes paid on its behalf which are reasonably required by CBLI.

[Signatures follow]

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Royalty Agreement in counterpart originals by their duly authorized officers and representatives effective as of the Agreement Date.

CLEVELAND BIOLABS, INC.

By	/s/ Leah Brownlee
Name:	Leah Brownlee, J.D.
Title:	EVP, Compliance and Operations

INCURON, LLC

By	/s/ Andrey Leonov
Name:	Andrey Leonov, Ph.D.
Title:	Chief Executive Officer

[Signature Page to CBLI-Incuron Royalty Agreement]

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Exhibit A

Affiliates

BioProcess Capital Partners and its Affiliates

BioProcess Capital Ventures and its Affiliates

Mikhail Mogutov and his Affiliates

A-1

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Exhibit B

ASSIGNMENT AGREEMENT

This Assignment Agreement (“Agreement”) is dated as of April 29, 2015 (“Effective Date”).

WHEREAS, Cleveland BioLabs, Inc., a Delaware corporation maintaining facilities at 73 High Street Buffalo, NY 14203 (“Assignor”), represented by Leah Brownlee, EVP, Compliance and Operations, has the full and exclusive right to certain inventions for which an application for United States Letters Patent entitled COMBINATION THERAPIES WITH CURAXINS was filed at the U.S. Patent and Trademark Office on April 6, 2014 and assigned U.S. Patent Application Serial No. 61/975,865 and an international (PCT) patent application entitled COMBINATION THERAPIES WITH CURAXINS was filed at the U.S. Patent and Trademark Office, as Receiving Office, on April 6, 2015 and assigned Application Serial No. PCT/US15/24514 (the “Inventions”).

WHEREAS, Assignor’s full and exclusive right is derived from that certain Assignment Agreement with Buffalo BioLabs, LLC a New York limited liability company maintaining facilities at 73 High Street Buffalo, NY 14203, dated April 20, 2015 in which Buffalo BioLabs, LLC transferred to Cleveland BioLabs the full and exclusive right to Inventions;, Buffalo BioLabs, LLC having acquired such rights on the basis of those certain Assignment Agreements with inventor Catherine Burkhart, dated April 20, 2015,

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Cleveland BioLabs, Inc. does hereby:

•	sell, assign and transfer to Incuron, LLC (hereinafter referred to as “Assignee”), a Russian limited liability company having a place of business at 6 Stolovy pereulok, Moscow, Russia 121069, represented by Andrey Leonov, CEO, its successors, assigns, and legal representatives, the full and exclusive right to Inventions and related patents and patent applications and to any and all inventions described in the Inventions and the above mentioned patents and patent applications and to any and all inventions described in said patents and patent applications for the United States, its territorial possessions and all foreign countries, and the entire right, title and interest in and to any and all Letters Patent or its equivalents which may be granted therefor in the United States, its territorial possessions and all foreign countries; and in and to any and all provisionals, continuations-in-part, continuations, divisions, substitutes, reissues, extensions thereof, and all other applications for Letters Patent or its equivalents relating thereto which have been or shall be filed in the United States, its territorial possession and/or any foreign countries, and all rights, together with all priority rights, under any of the international conventions, unions, agreements, act, and treaties, including all future conventions, unions, agreements, acts, and treaties;

•	agree that Assignee may apply for and receive Letters Patent or its equivalents for the Inventions, in its own name, in the United States, its territorial possessions, and all foreign countries; and that, when requested to carry out in good faith the intent and purpose of this assignment, at the expense of said Assignee, its successors, assigns and legal representatives, the Assignor will execute all continuations-in-part, continuations, divisions, substitutes, reissues, extensions thereof, execute all rightful oaths, declarations, assignments, powers of attorney and other papers, testify in any legal or quasi legal proceedings; communicate to said Assignee, its successors, assigns or legal representatives all facts known to the Assignor relating to the Inventions and the history thereof; and generally do everything possible which said Assignee, its successors, assigns, or legal representatives shall consider desirable for aiding in securing, maintaining and enforcing proper patent protection for the Inventions and for vesting title to the Inventions and all patents and applications for patents on the Inventions in said Assignee, successors, assigns, or legal representatives; and

•	covenant with said Assignee, its successors, assigns, or legal representatives that no assignment, grant, mortgage, license or other agreement affecting the rights and property herein conveyed has been made to others by the undersigned, and that full right to convey the same has herein expressed is possessed by the Assignor.

This Agreement embodies the entire agreement among the parties in relation to its subject matter, and supersedes in their entirety all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written among the parties, relating to such subject matter.

B-1

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IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement as of the date first above written.

CLEVELAND BIOLABS, INC.

Signature:
Name:	Leah Brownlee
Title:	EVP, Compliance and Operations

INCURON, LLC

Signature:
Name:	Andrey Leonov
Title :	CEO

B-1